December 23, 2005

Securities and Exchange Commission
100 F Street NE
Washington, DC
20549 USA

Dear Sirs:

RE:	RANCHO SANTA MONICA DEVELOPMENTS INC.
FILE REF. NO. 000 - 51676

We were previously the principal accountants for Rancho Santa Monica Developments Inc. and we reported on the financial statements of Rancho Santa Monica Developments Inc. as of the period from inception on May 28, 2004 to November 30, 2004. As of December 16, 2005, we were not engaged as the principal accountants for Rancho Santa Monica Developments Inc. We have read Rancho Santa Monica Developments Inc.’s statements under Item 4 of its Form 8-K dated, December 16, 2005, and we agree with such statements.

For the most recent fiscal period through to December 16, 2005, there has been no disagreement between Rancho Santa Monica Developments Inc. and Morgan & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Morgan & Company would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

“Morgan & Company”

Chartered Accountants

Tel: (604) 687-5841 Fax: (604) 687-0075 www.morgan-cas.com	P.O. Box 10007 Pacific Centre Suite 1488 - 700 West Georgia Street Vancouver, B.C. V7Y 1A1